FAIRFIELD COMMUNITIES, INC.

                                OPTION AGREEMENT
                                ----------------

     WHEREAS, James G. Berk (hereinafter called the "Participant") is a key employee of Fairfield Communities, Inc., a Delaware corporation ("FCI"); and

     WHEREAS, as part of its compensation programs, FCI has available for award to key employees of FCI and its Subsidiaries options to purchase shares of FCI's Common Stock pursuant to the terms of its Fourth Amended and Restated 1997 Stock Option Plan (a copy of which is attached hereto as Exhibit A) (the "Plan"); and

     WHEREAS, the grant of this Option to the Participant and the execution of an Option Agreement in the form hereof have been duly authorized by the Compensation Committee of FCI's Board of Directors, to become effective on the Date of Grant (as defined below);

     NOW, THEREFORE, effective as of the Date of Grant, FCI grants to the Participant an Option pursuant to the Plan to purchase 300,000 shares of Common Stock at a price equal to $8.5625 per share, subject to adjustment in certain circumstances as provided below or pursuant to the Plan, and agrees to cause certificates for any shares purchased hereunder to be delivered to the Participant upon payment of the aggregate Option Price in full and any withholding taxes, all subject, however, to the terms and conditions hereinafter set forth. Capitalized terms used in this Agreement that are not otherwise defined in this Agreement are used as defined in the Plan.

     1. The "Date of Grant" is May 18, 2000.

     2. This Option shall become exercisable to the extent of 25% of the shares hereinabove specified on each of the first, second, third and fourth anniversary dates of the Date of Grant; provided, that, the Participant has remained in continuous service from and after the Date of Grant as, and is, on each such vesting date, an employee of FCI, and further provided, that, this Option shall become exercisable to the extent of 100% of the shares hereinabove specified in the event that (a) subject to the limitation provided below, a "Change in Control" occurs at such time as Participant is employed by FCI, and has remained in continuous service from and after the Date of Grant, or (b) Participant's employment by FCI is terminated (i) by FCI without "Cause" (other than due to death or "Disability", as defined in Participant's Employment Agreement dated August 31, 1999, including satisfaction of the procedures therein described for determining whether a "Disability" exists) or (ii) by Participant due to "Constructive Discharge", with the terms "Cause" and "Constructive Discharge" to
have  the  respective   meanings  attributed  to  such  terms  in  Participant's
Employment  Agreement  dated  August 31,  1999  (including
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satisfaction of the procedures therein described for determining  whether proper grounds exist to claim "Cause" or "Constructive Discharge"). The term "Change in Control" shall mean the happening of any of the following:

     (w) During any period of 24 consecutive months, ending after the date hereof:

          (i) individuals who were directors of FCI at the beginning of such 24-month period, and

          (ii) any new director whose election or nomination for election by the Board of Directors was approved by a vote of the greater of (A) at least two-thirds (2/3), or (B) four affirmative votes, in each case, of the directors then still in office who were either directors at the beginning of such 24-month period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the Board of Directors of FCI;

     (x) Any person or entity (other than FCI or its Subsidiary employee benefit plan or plans or any trustee of or fiduciary with respect to such plan or plans when acting in such capacity), or any group acting in concert, shall beneficially own, directly or indirectly, more than fifty percent (50%) of the total voting power represented by the then outstanding securities of FCI entitled to vote generally in the election of directors ("Voting Securities");

     (y) Upon a merger, combination, consolidation or reorganization of FCI, other than a merger, combination, consolidation or reorganization which would result in (i) the Voting Securities of FCI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50% of the voting power represented by the Voting Securities of FCI or such surviving entity outstanding immediately after such transaction and (ii) at least such 50% of voting power continuing to be held in the aggregate by the holders of the Voting Securities of FCI immediately prior to such transaction (conditions (i) and (ii) are referred to as the "Continuance Conditions"); or

     (z) All or substantially all of the assets of FCI are sold or otherwise disposed of, whether in one transaction or a series of transactions, unless the Continuance Conditions shall have been satisfied with respect to the purchaser of such assets and such purchaser assumes FCI's obligations under this Option.

Notwithstanding any provision of this Option to the contrary, if any amount or benefit to be paid or provided under this Option would be an "Excess Parachute Payment", within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Option shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such
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payment or benefit,  as so reduced,  constitutes  an Excess  Parachute  Payment;
provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided under this Option or otherwise is required pursuant to the preceding sentence shall be made at the expense of FCI, if requested by Participant or FCI, by FCI's independent accountants. The fact that Participant's right to payments or benefits may be reduced by reason of the limitations contained in this paragraph shall not of itself limit or otherwise affect any other rights of Participant other than pursuant to this Option. In the event that any payment or benefit intended to be provided under this Option or otherwise is required to be reduced pursuant to this paragraph, Participant shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this paragraph. FCI shall provide Participant with all information reasonably requested by Participant to permit Participant to make such designation. In the event that Participant fails to make such designation within 10 business days following the date of an occurrence of a "Change in Control", FCI may effect such reduction in any manner it deems appropriate.

To the extent exercisable, this Option may be exercised in whole or in part from time to time, subject to the time limitations set forth in paragraph 4 below.

     3. The Option shall be exercised by delivery to the Secretary of FCI of both (a) an originally signed, irrevocable written notice of exercise of the number of shares being purchased (which shall not exceed the number of shares exercisable pursuant to paragraph 2 above), specifying a lawful rate of withholding for any federal, state, local and any other income taxes, and (b) full payment of the Option Price. The Option Price shall be payable in cash or by check acceptable to FCI. In addition, the Participant shall be required to satisfy any taxes required or requested to be withheld in the manner provided in the first sentence of Paragraph 7 of the Plan prior to delivery of any share certificates.

     4. This Agreement shall automatically expire on the earliest of (a) ten years from the Date of Grant (the "Specified Term") or (b) immediately following the lapsing of either of the exercise periods specified in subparagraphs (i) or
(iii) below or (c) upon the occurrence of the circumstances described in subparagraph (ii) below.

     (i) If the Participant dies while an employee of FCI or its Subsidiary during the Specified Term, the Option shall be exercisable by the proper duly qualified and empowered executor, administrator, legatee or distributee of the Participant's estate only during the three hundred and sixty-five (365) calendar days following his or her death, but in no event after the expiration of the Specified Term.

     (ii) If the Participant ceases to be an employee of FCI or its Subsidiary due to discharge for "Cause", or resignation in anticipation of a discharge for "Cause", then the
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Option  shall  not be  exercisable.  The term  "Cause"  shall  have the  meaning provided in Participant's Employment Agreement dated August 31, 1999 (including the procedures therein described for determining whether proper grounds exist to claim "Cause").

     (iii) If the Participant ceases to be an employee of FCI or its Subsidiary for any reason other than death or discharge for "Cause" or resignation in anticipation of discharge for "Cause", the Option shall be exercisable by the
Participant only during the ninety (90) calendar days following such termination, but in no event after the expiration of the Specified Term.

Only shares for which this Option is exercisable under paragraph 2 hereof at the time of the Participant's death or at such other time as the Participant ceases to be an employee of FCI or its Subsidiary, other than by reason of discharge for "Cause" or resignation in anticipation of discharge for "Cause", may be exercised under subparagraphs (i) or (iii) above, as the case may be.

     5. This Option is not transferable or exercisable other than by will or the laws of descent and distribution. This Option may only be exercisable during the Participant's lifetime by the Participant or by his or her guardian or legal representative.

     6. Adjustments shall be made in the Option Price and in the number or kind of shares of Common Stock or other securities covered by this Option pursuant to Paragraph 6 of the Plan.

     7. Upon each exercise of this Option and satisfaction of the conditions for issuance, FCI as promptly as practicable shall mail or deliver to the Participant a stock certificate or certificates representing the shares then purchased, and shall pay all stamp taxes payable in connection therewith. The issuance of such shares and delivery of the certificate or certificates therefor shall, however, be subject to any delay necessary to complete (a) the listing of such shares on any stock exchange upon which shares of the same class are then listed and (b) such registration or qualification of such shares under any state or federal law, rule or regulation as FCI may determine to be necessary or advisable.

     8. Neither the Participant nor any of the Participant's beneficiaries or legal representatives will be deemed to have any rights as a stockholder with respect to any shares covered by this Agreement until the issuance of a certificate to the Participant evidencing such shares.

     9. This Agreement is intended to be construed and enforced in accordance with, and governed by, the laws of Florida, except as to matters of corporate law, which will be governed by the laws of the State of Delaware.

     10. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Participant hereunder without the Participant's consent.

     EXECUTED effective as of the 18th day of May, 2000.

                                       FAIRFIELD COMMUNITIES, INC.



                                       By: /s/ Bryan D. Langton
                                           -------------------------------
                                                  Bryan D. Langton
                                                      Chairman

     The undersigned Participant hereby acknowledges receipt of an executed original of this Agreement and accepts the option granted hereunder.

                                           -------------------------------
                                                     Participant